Exhibit 99.1

Press release dated March 17, 2006 announcing receipt of Nasdaq Staff Deficiency Letter.

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – March 17, 2006

NOTICE OF RECEIPT OF NASDAQ STAFF DEFICIENCY LETTER

MINNEAPOLIS – March 17, 2006 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, received on March 13, 2006 a Nasdaq Staff Deficiency Letter in response to the company’s notification to Nasdaq that Gregory T. Barnum, an independent director of the company,  resigned on March 8, 2006. Mr. Barnum resigned his directorship in connection with being named as the company’s vice president of finance and CFO on March 8, 2006.

NASD Marketplace Rule 4350(c)(1) requires that a majority of the board of directors of a Nasdaq issuer be comprised of independent directors as defined by NASD Marketplace Rule 4200. As a result of this resignation, the company’s board is comprised of three independent directors and three non-independent directors. The company is permitted to regain compliance by the earlier of its next annual shareholders meeting or March 8, 2007. The company is actively interviewing director candidates and plans to add an additional independent director by May 4, 2006, the date of its next annual meeting.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements regarding our hiring of a new executive officer and our growth objectives. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Our revenues for any particular year are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably. We also cannot assure that we will successfully identify and engage a new independent director in time to comply with Nasdaq rules.

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Contact:

Datalink Corporation, Minneapolis

Investor Relations:

Kim Payne, 952-279-4794

Fax: 952-944-7869

Analyst Contact:

Charlie Westling, 952-944-3462

e-mail: einvestor@datalink.com

web site: www.datalink.com